Exhibit 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE ("Second Amendment") is entered into as of this 6th day of May, 2011 by and between VERNON ASSOCIATES, LLC, a California limited liability company ("Lessor"), and OVERHILL FARMS, INC., a Nevada corporation ("Lessee").

R E C I T A L S:

A. Lessee and Lessor entered into that certain Standard Industrial/Commercial Single-Tenant Lease--Net dated as of January 1, 2002, including that certain Addendum to Standard Industrial/Commercial Single-Tenant Lease – Net attached thereto (collectively, “Original Lease”), as amended by that certain First Amendment to Lease dated June 12, 2006 (“First Amendment”) (collectively, the Original Lease and First Amendment are the "Lease") whereby Lessor leased to Lessee and Lessee leased from Lessor that certain one story tilt up warehouse building of approximately 147,210 square feet on land, including various access easements, more particularly depicted on Exhibit “A” attached to the Original Lease and that certain single story concrete block warehouse building of approximately 25,000 square feet (including a yard area adjacent thereto), more particularly depicted on Exhibit “A” attached to the First Amendment (collectively, the "Premises") and located and addressed at 2727 and 2657 E. Vernon Avenue, Vernon, California, respectively.

B. Pursuant to Section 3 of the Lease, Lessee exercised its option to the extend the term of the Lease.

C. Lessor and Lessee desire to amend the Lease to reflect the extension of the term of the Lease, the agreed upon Base Rent adjustment for the extended term, and to otherwise modify the Lease as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms.  All capitalized terms used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Second Amendment.

2. Lease Term.  Notwithstanding anything to the contrary contained in the Lease, the Expiration Date shall be September 30, 2016.

3. Base Rent.  Effective October 1, 2011, the Base Rent for the entire Premises shall be $95,244.47.

4. Base Rent Adjustments.  Effective October 1, 2011, Section 2 of the Addendum to the Original Lease shall be deleted in its entirety and of no further force or effect and replaced with the following:

“2.1           On April 1, 2014 (“Rent Increase Date”), the monthly Base Rent payable under this Lease shall be adjusted by the increase, if any, from the “Base Month,” as such term is specified below, in the Consumer Price Index of the Bureau of labor Statistics of the Department of Labor for All Urban Consumers (1982-1984=100), “All Items,” for Los Angeles-Riverside-Orange County (herein referred to as “C.P.I.”).

2.2           The monthly Base Rent payable as of the Rent Increase Date pursuant to this Lease shall be calculated as follows:  $95,244.47 shall be multiplied by a fraction, the numerator of which shall be the C.P.I. for the calendar month of January, 2014 and the denominator of which shall be the C.P.I. for the calendar month which is July, 2011 (“Base Month”).  The sum so calculated shall constitute the new monthly Base Rent hereunder, but, in no event, shall such new monthly Base Rent be less than the Base Rent payable for the month immediately preceding the rent adjustment.

2.3           In the event the compilation, format, components and/or publication of the C.P.I. shall be transferred to any other governmental department or bureau or agency, shall be changed or shall be discontinued, then the index most nearly the same as the C.P.I. shall be used to make such calculation.  In the event that Lessor and Lessee cannot agree on such alternative index, then the matter shall be submitted for decision to the American Arbitration Association in accordance with the then rules of said Association and the decision of the arbitrators shall be binding upon the parties, notwithstanding one party failing to appear after due notice of the proceeding.  The cost of said Arbitrators shall be paid equally by Lessor and Lessee.

2.4           Lessee shall continue to pay the Base Rent at the rate previously in effect until the increase, if any, is determined.  Within five (5) days following the date on which the increase is determined, Lessee shall make such payment to Lessor as will bring the increased Base Rent current, commencing with the effective date of such increase through the date of any Base Rent installments then due.  Thereafter, the Base Rent shall be paid at the increased rate.”

5. No Further Options.  Section 3 of the Addendum to the Original Lease is hereby deleted in its entirety and of no further force or effect.

6. No Further Modifications.  Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall apply and shall remain unmodified and in full force and effect.

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IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

LESSOR:	VERNON ASSOCIATES, LLC,
a California limited liability company

	By:	/s/ Edward Elsner
	Its:	Managing Member

LESSEE:	OVERHILL FARMS, INC.,
a Nevada corporation

	By:	/s/ Jim Rudis
	Its:	Chairman, President & CEO

By:	/s/ Tracy E. Quinn
Its:	CFO